Filed Pursuant to Rule 433

Registration No. 333-210556-01

Free Writing Prospectus dated February 11, 2019

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$650,000,000 2019 Series A 3.95% General and Refunding Mortgage Bonds due 2049

Issuer:	DTE Electric Company

Security:	Series A 3.95% General and Refunding Mortgage Bonds due 2049 (the “Bonds”)

Principal Amount:	$650,000,000

Maturity Date:	March 1, 2049

Coupon:	3.95%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2019

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price/Yield:	107-13+/2.996%

Spread to Benchmark Treasury:	+100 bps

Yield to Maturity:	3.996%

Price to Public:	99.198%

Optional Redemption:	Prior to September 1, 2048 (the “Par Call Date”), the Bonds will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Bonds being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the Bonds matured on the Par Call Date discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date. On or after the Par Call Date, the Bonds will be redeemable at a redemption price equal to 100% of the principal amount of Bonds being redeemed, plus accrued and unpaid interest to the redemption date.

Trade Date:	February 11, 2019

Settlement Date:	T+4; February 15, 2019

CUSIP:	23338V AJ5

ISIN:	US23338VAJ52

Anticipated Ratings*:	Aa3 (stable)/A (stable)/A+ (negative) (Moody’s/ S&P/Fitch)

Joint Book-Running Managers:	Barclays Capital Inc. BNY Mellon Capital Markets, LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	Fifth Third Securities, Inc. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Loop Capital Markets LLC Siebert Cisneros Shank & Co, L.L.C.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BNY Mellon Capital Markets, LLC toll-free at 1-800-269-6864, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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